Exhibit (j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated October 28, 2016 relating to the financial statements of The AB Portfolios - AB Wealth Appreciation Strategy, AB Conservative Wealth Strategy and AB Tax-Managed Wealth Appreciation Strategy for the fiscal year ended August 31, 2016, which is incorporated by reference in this Post-Effective Amendment No. 109 to the Registration Statement (Form N-1A No. 33-12988) of The AB Portfolios.


                                                      /s/ ERNST & YOUNG LLP


New York, New York
May 15, 2017